EXHIBIT 16.1


Chief Account
Securities and Exchange Commission
Washington D.C. 20549


Board of Directors
U.S. Microbics, Inc.
5922-B Farnsworth court
Carlsbad, CA  92008

Gentlemen:

In accordance with the AICPA's SEC Practice Section requirements we are hereby reporting the fact that the client-auditor relationship between U. S. Microbics, Inc. (formerly Global Venture Funding, Inc.) and Arthur Andersen LLP has ceased. We have read the U. S. Microbics, Inc. statements included under Item 4 of its form 8-K for December 6, 1999, and we agree with such statements.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP
San Diego, California
December 6, 1999